Exhibit 99.1

Press Release

Financial and Investor Contact:
Eric Slusser
770-951-6101
eric.slusser@gentiva.com
or     John Mongelli
770-951-6496
john.mongelli@gentiva.com

Media Contact:
Scott Cianciulli
Brainerd Communicators
212-986-6667
cianciulli@braincomm.com

Gentiva® Health Services Reports First Quarter 2013 Results

ATLANTA, GA, May 9, 2013 -- Gentiva Health Services, Inc. (NASDAQ: GTIV), the largest provider of home health and hospice services in the United States based on revenue, today reported first quarter 2013 results.

First quarter 2013 financial highlights include:

▪
Total net revenues of $415.6 million, a decrease of 5% compared to $435.7 million for the quarter ended March 31, 2012. During the quarter, total net revenues were negatively impacted by the 2013 home health Medicare rate reduction, the initial effects of sequestration and the sale or closure of branches in the prior year. Excluding the impact of branches sold or closed, total net revenues would have been down 3% compared to the first quarter of 2012. Net revenues included home health episodic revenues of $207.4 million, a decline of 2% compared to $210.6 million in the 2012 first quarter. Hospice revenues were $179.5 million, a decrease of 8% compared to $195.7 million in the 2012 first quarter. Hospice represented 43% of total net revenues in the first quarter of 2013, compared to 45% in the 2012 first quarter.

▪
Net loss attributable to Gentiva shareholders of $207.2 million, or $6.73 per diluted share, compared to Net income attributable to Gentiva shareholders of $4.8 million, or $0.16 per diluted share, for the first quarter of 2012. During the first quarter of 2013, the Company recorded non-cash impairment charges of $224.3 million based on an interim impairment test of the Company's goodwill and other long-lived assets that was performed during the quarter.

▪	Adjusted income attributable to Gentiva shareholders of $7.1 million, compared with $7.4 million in the comparable 2012 period. On a diluted per share basis, adjusted income attributable to Gentiva shareholders was $0.23 for the first quarter of 2013 as compared to $0.24 for the first quarter of 2012, prior to the $0.03 add-back in the first quarter of 2012 for credit agreement amendment expenses. First quarter 2013 Adjusted income attributable to Gentiva shareholders was negatively impacted by the typical seasonality associated with higher federal and state unemployment taxes in the first quarter of the year and one less day associated with the leap year in 2012.

▪
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) was $39.1 million in the first quarter of 2013 as compared to $41.9 million in the first quarter of 2012. Adjusted EBITDA as a percentage of net revenues was 9.4% in the first quarter of 2013 versus 9.6% in the prior year period. Excluding the credit agreement amendment expenses discussed above, Adjusted EBITDA would have been $43.1 million in the first quarter of 2012.

"I am pleased with our overall results this quarter, which met our expectations despite a continued challenging reimbursement and regulatory environment," said Gentiva CEO Tony Strange.

Adjusted income attributable to Gentiva shareholders and Adjusted EBITDA exclude charges related to restructuring, legal settlements, acquisition and integration activities and other special items.

Cash Flow and Balance Sheet Highlights

At March 31, 2013, the Company reported cash and cash equivalents of $159.6 million, compared to $207.1 million at December 31, 2012. Total outstanding debt was $910.2 million as of March 31, 2013, compared to $935.2 million at December 31, 2012. Total Company days sales outstanding, or DSO’s, was 52 days at March 31, 2013 compared to 51 days at December 31, 2012.

For the first quarter of 2013, net cash provided by operating activities was a negative $20.6 million, compared to a negative $34.7 million in the prior year period. Free cash flow was a negative $23.3 million for the first quarter of 2013, compared to negative $38.5 million in the prior year period. As expected, cash flow for the first quarter of 2013 was impacted by the timing of interest payments on the Company's senior notes and compensation related expenses. Free cash flow is calculated as net cash provided by operating activities less capital expenditures.

Full-Year 2013 Outlook

Gentiva reaffirmed its full year 2013 outlook. Net revenues are expected to be in the range of $1.69 billion to $1.73 billion, including a $21.0 million year-over-year negative impact from branches closed or sold in the prior year. Adjusted income attributable to Gentiva shareholders is expected to be in the range of $0.90 to $1.10 on a diluted per share basis, based on an estimated 31.0 million shares outstanding.

Non-GAAP Financial Measures

The information provided in this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those historical measures to the most directly comparable GAAP measures.

A reconciliation of Adjusted income attributable to Gentiva shareholders to net income, the most directly comparable GAAP measure, is not accessible on a forward-looking basis without unreasonable effort due to the inherent difficulties in predicting the costs of restructuring, legal settlements and merger and acquisition activities and the impact of any future acquisitions or divestitures, which can fluctuate significantly and may have a significant impact on net income.

Conference Call and Webcast Details

The Company will comment further on its first quarter 2013 results during its conference call and live webcast to be held today, Thursday, May 9, 2013 at 10:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call #36294937. The webcast is an audio-only, one-way event. Webcast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the webcast. A replay of the call will be available on May 9 and will remain available continuously through May 16. To listen to a replay of the call from the United States, Canada or international locations dial (800) 585-8367 or (404) 537-3406 and enter the following PIN at the prompt: 36294937. Visit http://investors.gentiva.com/events.cfm to access the webcast archive. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call will be posted on the Company’s website.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is the nation's largest provider of home health and hospice services based on revenue, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; and other therapies and services. GTIV-G

(unaudited tables and notes follow)

Gentiva Health Services, Inc. and Subsidiaries
Condensed Consolidated Financial Statements and Supplemental Information
(Unaudited)

(in 000's, except per share data)	1st Quarter
	2013	2012
Condensed Statements of Comprehensive (Loss) Income
Net revenues	$415,591	$435,652
Cost of services sold	221,573	232,861
Gross profit	194,018	202,791
Selling, general and administrative expenses	(159,877)	(173,707)
Goodwill and other long-lived asset impairment	(224,320)	—
Interest income	785	661
Interest expense and other	(23,078)	(22,163)
(Loss) income before income taxes	(212,472)	7,582
Income tax benefit (expense)	5,416	(2,529)
Net (loss) income	(207,056)	5,053
Less: Net income attributable to noncontrolling interests	(121)	(213)
Net (loss) income attributable to Gentiva shareholders	$(207,177)	$4,840

Total comprehensive (loss) income	$(207,056)	$5,053

Earnings per Share
Net (loss) income attributable to Gentiva shareholders:
Basic	$(6.73)	$0.16
Diluted	$(6.73)	$0.16

Weighted average shares outstanding:
Basic	30,785	30,724
Diluted	30,785	30,959

(in 000's)
Condensed Balance Sheets
ASSETS	Mar 31, 2013	Dec 31, 2012
Cash and cash equivalents	$159,595	$207,052
Accounts receivable, net (A)	254,928	251,080
Deferred tax assets	10,498	12,263
Prepaid expenses and other current assets	45,794	45,632
Total current assets	470,815	516,027

Notes receivable from CareCentrix	28,471	28,471
Fixed assets, net	37,062	41,414
Intangible assets, net	192,362	193,613
Goodwill	435,564	656,364
Other assets	75,024	75,045
Total assets	$1,239,298	$1,510,934

LIABILITIES AND EQUITY
Current portion of long-term debt	$6,250	$25,000
Accounts payable	13,252	13,445
Payroll and related taxes	34,380	45,357
Deferred revenue	39,820	37,444
Medicare liabilities	27,332	27,122
Obligations under insurance programs	54,545	56,536
Accrued nursing home costs	19,030	18,428
Other accrued expenses	41,471	66,567
Total current liabilities	236,080	289,899

Long-term debt	903,932	910,182
Deferred tax liabilities, net	31,416	42,165
Other liabilities	38,226	33,988
Total equity	29,644	234,700
Total liabilities and equity	$1,239,298	$1,510,934

Common shares outstanding	31,226	30,748

(A) Accounts receivable, net included an allowance for doubtful accounts of $8.6 million and $8.8 million at March 31, 2013 and December 31, 2012, respectively.

(in 000's)
	1st Quarter
Condensed Statements of Cash Flows	2013	2012
OPERATING ACTIVITIES:
Net (loss) income	$(207,056)	$5,053
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	4,781	7,430
Amortization and write-off of debt issuance costs	3,331	3,686
Provision for doubtful accounts	1,007	2,262
Equity-based compensation expense	1,813	1,631
Windfall tax benefits associated with equity-based compensation	(72)	—
Goodwill and other long-lived asset impairment	224,320	—
Deferred income tax (benefit) expense	(9,360)	6,531
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(4,855)	(24,441)
Prepaid expenses and other current assets	(162)	(10,347)
Current liabilities	(35,258)	(31,593)
Other, net	951	5,083
Net cash used in operating activities	(20,560)	(34,705)

INVESTING ACTIVITIES:
Purchase of fixed assets	(2,698)	(3,793)
Net cash used in investing activities	(2,698)	(3,793)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	992	705
Windfall tax benefits associated with equity-based compensation	72	—
Repayment of long-term debt	(25,000)	(50,000)
Debt issuance costs	—	(4,125)
Other	(263)	(232)
Net cash used in financing activities	(24,199)	(53,652)

Net change in cash and cash equivalents	(47,457)	(92,150)
Cash and cash equivalents at beginning of period	207,052	164,912
Cash and cash equivalents at end of period	$159,595	$72,762

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$28,728	$27,776
Income taxes paid	$194	$247

	1st Quarter
A reconciliation of Free cash flow to Net cash used in operating activities follows:	2013	2012
Net cash used in operating activities	$(20,560)	$(34,705)
Less: Purchase of fixed assets	(2,698)	(3,793)
Free cash flow	$(23,258)	$(38,498)

(in 000's)
Supplemental Information	1st Quarter
	2013	2012
Segment Information (2)
Net revenues
Home Health	$236,061	$239,964
Hospice	179,530	195,688
Total net revenues	$415,591	$435,652

Operating contribution (4)
Home Health	$30,188	$25,876
Hospice	27,421	32,482
Total operating contribution	57,609	58,358

Corporate administrative expenses	(18,687)	(21,844)
Goodwill and other long-lived asset impairment (5)	(224,320)	—
Depreciation and amortization	(4,781)	(7,430)
Interest expense and other, net (6)	(22,293)	(21,502)
(Loss) income before income taxes	$(212,472)	$7,582

Home Health operating contribution margin %	12.8%	10.8%
Hospice operating contribution margin %	15.3%	16.6%

	1st Quarter
Net Revenues by Major Payer Source:	2013	2012
Medicare
Home Health	$193,120	$190,618
Hospice	167,274	181,998
Total Medicare	360,394	372,616
Medicaid and local government	18,269	19,460
Commercial insurance and other:
Paid at episodic rates	14,255	19,974
Other	22,673	23,602
Total commercial insurance and other	36,928	43,576
Total net revenues	$415,591	$435,652

	1st Quarter
A reconciliation of Adjusted EBITDA to Net (loss) income attributable to Gentiva shareholders follows:	2013	2012
Adjusted EBITDA (3)	$39,063	$41,905
Restructuring, legal settlement and acquisition and integration costs (4)	(141)	(5,391)
Goodwill and other long-lived asset impairment (5)	(224,320)	—
EBITDA (4)	(185,398)	36,514
Depreciation and amortization	(4,781)	(7,430)
Interest expense and other, net (6)	(22,293)	(21,502)
(Loss) income before income taxes	(212,472)	7,582
Income tax benefit (expense) (7)	5,416	(2,529)
Net (loss) income	(207,056)	5,053
Less: Net income attributable to noncontrolling interests	(121)	(213)
Net (loss) income attributable to Gentiva shareholders	$(207,177)	$4,840

A reconciliation of Adjusted income attributable to Gentiva shareholders to Net income (all items presented are net of tax): (3)

	1st Quarter
	2013	2012

Adjusted income attributable to Gentiva shareholders	$7,107	$7,445
Cost savings, restructuring, legal settlement and acquisition and integration costs (4)	(86)	(3,181)
Goodwill and other long-lived asset impairment (5)	(214,198)	—
Tax valuation allowance on OIG legal settlement	—	576
(Loss) income attributable to Gentiva shareholders	(207,177)	4,840
Add back: Net income attributable to noncontrolling interests	121	213
Net (loss) income	$(207,056)	$5,053

Adjusted income attributable to Gentiva shareholders per diluted share	$0.23	$0.24
Cost savings, restructuring, legal settlement and acquisition and integration costs (4)	—	(0.10)
Goodwill and other long-lived asset impairment (5)	(6.96)	—
Tax valuation allowance on OIG legal settlement	—	0.02
(Loss) income attributable to Gentiva shareholders per diluted share	(6.73)	0.16
Add back: Net income attributable to noncontrolling interests	—	—
Net (loss) income per diluted share	$(6.73)	$0.16

Operating Metrics	1st Quarter
	2013	2012
Home Health
Episodic admissions	50,400	51,400
Total episodes	72,200	73,400
Episodes per admission	1.43	1.43
Revenue per episode	$2,875	$2,870

Hospice
Admissions	13,500	13,800
Average daily census	12,700	13,800
Patient days (in thousands)	1,146	1,256
Revenue per patient day	$157	$156
Length of stay at discharge (in days)	99	93
Services by patient type:
Routine	98%	97%
General Inpatient & Other	2%	3%

Notes:

1.	The comparability between reporting periods has been affected by the following items:
a.    The Company closed a significant number of branch operations and sold a number of operating units affecting the reporting periods presented as follows:

•	During the fourth quarter of 2012, the Company sold its Phoenix area hospice operations.

•	During the second quarter of 2012, the Company sold eight home health branches and four hospice branches in Louisiana.

•
During the first quarter of 2012, the Company continued a comprehensive review of its branch structure, support infrastructure and other significant expenditures in order to reduce its ongoing operating costs given the challenging rate environment facing the Company. As a result of this effort, the Company closed or divested 4 home health branches and completed significant reductions in staffing levels in regional, area and corporate support functions.

As a result of this activity, the Company's revenue for the first quarter of 2013 was negatively impacted by approximately $9.0 million as compared to the first quarter of 2012.

b.	The first quarter of 2013 included 90 days of activity as compared to 91 days for the year 2012 due to 28 days in February 2013 versus 29 days in February 2012.

2.
The Company’s senior management evaluates performance and allocates resources based on operating contributions of the operating segments, which exclude corporate expenses, depreciation, amortization, and interest expense and other (net), but include revenues and all other costs directly attributable to the specific segment.

3.
Adjusted EBITDA, a non-GAAP financial measure, is defined as income before interest expense and other (net of interest income), income taxes, depreciation and amortization and excluding charges relating to (i) cost savings and other restructuring, legal settlements, and acquisition and integration activities and (ii) goodwill and other long-lived asset impairment. Management uses Adjusted EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. Adjusted EBITDA should not be considered in isolation or as a substitute for income from continuing operations, net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies.

Adjusted income attributable to Gentiva shareholders is defined as income attributable to Gentiva shareholders, excluding (i) tax reserves relating to the OIG settlement, (ii) charges relating to cost savings and other restructuring, legal settlements, and acquisition and integration activities and (iii) goodwill and other long-lived asset impairment.

4.
Operating contribution and EBITDA included charges relating to cost savings and other restructuring, legal settlements and acquisition and integration activities of $0.1 million for the first quarter 2013 as compared to $5.4 million for the corresponding period of 2012.

For the first quarter 2013, the Company recorded acquisition and integration activities of $0.1 million associated with the Company's acquisitions of North Mississippi Hospice and Family Home Care, Inc. in 2012.
For the first quarter 2012, the Company recorded (i) restructuring costs of $0.8 million and (ii) legal settlement reserves of $5.0 million, associated with the tentative settlement of the Wilkie wage and hour lawsuit, partially offset by a reduction in acquisition and integration costs of $0.4 million, primarily relating to favorable lease settlements associated with Odyssey HealthCare, Inc.
These charges were reflected as follows for segment reporting purposes (dollars in millions):

	1st Quarter
	2013	2012
Home Health	$—	$5.8
Hospice	—	(0.2)
Corporate expenses	0.1	(0.2)
Total	$0.1	$5.4

5.	During the first quarter of 2013, the Company recorded non-cash charges of $224.3 million related to goodwill and other long-lived assets.

At March 31, 2013, the Company performed an interim impairment test of its Hospice reporting unit due to declining patient admit growth during the latter part of the first quarter of 2013 and continuing into early part of the second quarter. The decline in patient admits resulted in lower than expected average daily census which was further impacted by higher than anticipated death and discharge rates during the quarter. The death and discharge rates experienced during the quarter exceeded historical trends the Company has experienced and impacted patient census growth rate projections. Based on the results of the interim impairment test, the Company's Hospice reporting unit had an estimated fair value of approximately $555 million. As such the Company recorded a non-cash impairment charge relating to goodwill of approximately $220.8 million. As part of that analysis, the Company reviewed the valuation of its owned real estate utilized in the Hospice business. The analysis indicated that two of the Company's hospice inpatient units had estimated fair values lower than their carrying values and, as such, the Company recorded a non-cash impairment charge of approximately $1.9 million.
In addition, the Company conducted an evaluation of the various systems used to support its field operations. In connection with that review, the Company made a strategic decision to replace its business intelligence software platform and, as such, recorded a non-cash impairment charge, related to developed software, of approximately $1.6 million.

6.
Interest expense and other, net for the year 2012 included charges of approximately $0.5 million relating to the write-off of deferred debt issuance costs associated with Amendment No. 3 to the Company's credit agreement.

7.	The Company’s effective tax rate was a tax benefit of 2.5% for the first quarter 2013 as compared to a tax provision of 33.4% for the first quarter 2012.
During the first quarter of 2013, the Company recorded non-cash impairment charges of $224.3 million related to goodwill and other long-lived assets (see note 5). Excluding the impact of the impairment charges, the Company's effective tax rate would have been 39.9% for the first quarter of 2013.
During the first quarter of 2012, the Company recorded a favorable tax reserve adjustment upon resolution of an uncertain tax position associated with the deductibility of a portion of the Company's settlement payment to the Office of the Inspector General. Excluding the impact of the favorable tax reserve adjustment, the Company's effective tax rate would have been 41.7% for the first quarter of 2012.
Forward-Looking Statements
Certain statements contained in this news release, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "assumes," "trends" and similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company's current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; the impact on our Company of healthcare reform legislation and its implementation through governmental regulations; legislative proposals for healthcare reform; changes in Medicare, Medicaid and commercial payer reimbursement levels; the outcome of any inquiries into the Company’s operations and business practices by governmental authorities; compliance with any corporate integrity agreement affecting the Company's operations; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; ability to access capital markets; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters, pandemic outbreaks, terrorist acts or cyber-attacks; availability, effectiveness, stability and security of the Company's information technology systems; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; ability to maintain compliance with its financial covenants under the Company’s credit agreement; effect on liquidity of the Company's debt service requirements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company's various filings with the Securities and Exchange Commission, including the "Risk Factors" section contained in the Company's annual report on Form 10-K for the year ended December 31, 2012.
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